UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
March 16, 2006
(Date of earliest event reported)
PHELPS DODGE CORPORATION
(Exact name of registrant as specified in its charter)

NEW YORK	001-00082	13-1808503
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One North Central Avenue
Phoenix, Arizona 85004-4414
(Address and zip code of principal executive offices)
(602) 366-8100
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06 MATERIAL IMPAIRMENTS
     In connection with the sale of Columbian Chemicals Company (“Columbian”) discussed in Item 8.01, Phelps Dodge Corporation (“Phelps Dodge”) recorded in the 2005 fourth quarter a goodwill impairment charge of $89 million ($67 million after-tax and net of minority interest) to reduce the carrying value of Columbian to its estimated fair value less costs to sell.
ITEM 8.01 OTHER EVENTS
     On March 17, 2006, Phelps Dodge issued a press release announcing that it had completed the sale of its wholly owned subsidiary Columbian, a leading manufacturer of rubber and industrial carbon-black products, to an entity jointly owned by One Equity Partners LLC, a private equity affiliate of JPMorgan Chase & Co., and DC Chemicals Co. Ltd., a South Korean chemical manufacturer.
     Under the terms of the Master Agreement, Phelps Dodge received base purchase price proceeds of $543 million and approximately $100 million of Columbian’s foreign-held cash. The agreement also includes a provision for post-closing adjustments. At closing, those adjustments, together with transaction expenses, were estimated to reduce net proceeds by approximately $43 million, for approximate net proceeds of $600 million upon final settlement. The transaction resulted in special, net after-tax charges of approximately $65 million, resulting principally from goodwill impairment charges, employee-related costs and tax benefits. Of that amount, approximately $43 million was recognized in the 2005 fourth quarter.
     A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(d)	Exhibits.

Exhibit Number	Description

Exhibit 99.1	Press Release of Phelps Dodge Corporation, dated March 17, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHELPS DODGE CORPORATION (Registrant)
By:	/s/ Denise R. Danner
	Name:	Denise R. Danner
	Title:	Vice President and Controller
Date: March 17, 2006

Exhibit Index

Exhibit Number	Description

Exhibit 99.1	Press release, dated March 17, 2006.

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